                                                                    Exhibit 23.1

                                    KPMG LLP


The Board of Directors
Blue Martini Software, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Blue Martini Software, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Blue Martini Software, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the period from June 5, 1998 (Inception) to December 31, 1998 and for the years ended December 31, 1999 and 2000, which report appears in the Annual Report on Form 10-K of Blue Martini Software, Inc.

KPMG LLP


By:      /s/ KPMG LLP
   ---------------------------


Mountain View, California
February 15, 2002